Exhibit 10.27

FOURTH AMENDMENT TO
EMPLOYMENT AGREEMENT

This FOURTH AMENDMENT TO EMPLOYMENT AGREEMENT (this “FOURTH AMENDMENT”) is executed December 29, 2008, but effective as of January 1, 2005, by and between GeoPetro Resources Company, a California corporation (“Company”) and J. Chris Steinhauser (“Employee”).

RECITALS

A.                                   Company and Employee are parties to that certain Employment Agreement dated June 19, 2000 (the “Original Agreement”), First Amendment to Employment Agreement dated December 12, 2002, Second Amendment to Employment Agreement dated January 1, 2005, and Third Amendment to Employment Agreement, dated December 18, 2007.  The Original Agreement, as amended through and including the Third Amendment, is referred to herein as the “Agreement.”

B.                                     The parties hereto now wish to amend the Agreement as set forth below.

NOW THEREFORE, Company and Employee hereby agree as follows:

1.                                       Amendment of Agreement.

(a)                                  Section 3.2 of the Agreement is amended to read in its entirety as follows:

Death. The Employment Term shall terminate upon Employee’s death.  In such event, the Company shall pay to Employee’s executors, legal representatives, or administrators, as applicable, an amount equal to the installment of Employee’s Base Salary through the date of Employee’s death, payable within thirty (30) days of death.  In addition, Employee’s estate shall be entitled to:  (i) any other amounts earned, accrued or owing but not yet paid under Section 1.8 above, payable within thirty (30) days of death; and (ii) the continued right to exercise any vested stock warrant granted to Employee hereunder for the remaining term of the warrant; however, all unvested warrants as of the date of death shall be terminated and canceled.

(b)                                 Section 3.3 of the Agreement is amended to read in its entirety as follows:

Cause.  The Company may terminate the Employment Term at any time for “cause.”  Upon such termination, all payments to the Employee required by this Agreement shall immediately cease, except for unpaid Base Salary to the extent already accrued and benefits accrued, earned, or owing but not yet paid under Section 1.8 above.  For purposes of this Agreement, the term “cause” shall be:  (a) any felonious conduct by Employee; (b) fraud, dishonesty or similar conduct by Employee in connection with the Company; (c) any embezzlement or misappropriation of funds or property of the Company by Employee; (d) a material breach by Employee of the terms of his employment (which for purposes of this Agreement shall include, without limitation, Executive’s engaging in any transaction that represents, directly or indirectly, self-dealing with the Company or any of its affiliates that has not been approved by the President, as well as

Employee’s failure to perform assigned duties as required under this Agreement), if in any such case such material breach remains uncured after 30 days (or the minimum number of days required to cure such breach if greater than 30) have elapsed following the date that the Company gave Executive written notice of that breach.  In the event that Employee is able to cure, this Agreement shall continue in full force and effect.  In the event of for “cause” termination all warrants issued by the Company to Employee which are unvested as of the date of termination shall be terminated and canceled; provided, however, Employee shall retain all warrants which are vested as of such date.  Upon Employee’s termination “for cause,” Employee shall only be entitled to receive, within thirty (30) days of such termination:  (i) his Base Salary through the date the termination occurs; and (ii) any benefits earned, accrued or owing but not yet paid under Section 1.8 above, but Employee shall not be entitled to any portion of an Annual Bonus for the year of termination.

(c)                                  Section 3.4 of the Agreement is amended to read in its entirety as follows:

Severance.  The Company shall have the right to terminate Employee “without cause” upon the payment of the “Severance Benefits.”  Severance Benefits shall mean, for purposes of this Agreement, the payment of the following:

(a)                                  cash payments equal to the lesser of (i) three months Base Salary or (ii) Base Salary through the remainder of the Employment Term, payable at such times as the Company’s customary payroll policy;

(b)                                 in the event of termination “without cause,” Employee may retain all warrants issued pursuant to this Agreement, whether or not vested as of such date.

No payment shall be made under this Section 3.4 unless such termination results in Employee’s “Separation from Service” with the Company within the meaning of Section 1.409A-1(h) of the Treasury Regulations, which provides that, whether a Separation from Service has occurred is determined based on whether the facts and circumstances indicate that Employee and the Company reasonably anticipated that no further services would be performed by Employee after such resignation or termination or that the level of bona fide services Employee would perform after such date (whether as an employee or as an independent contractor) would permanently decrease to twenty percent (20%) or less of the average level of bona fide services performed over the immediately preceding thirty-six (36) month period.

(d)                                 Section 14 is added to the Agreement to read in its entirety as follows:

Section 409A of the Code.  This Agreement is intended to comply with Section 409A of the Code and shall be interpreted in accordance with such Section and Department of Treasury regulations and other interpretive guidance issued thereunder including, without limitation, any such regulations or other guidance issued after the effective date of this Agreement.  If the Company determines that this Agreement may or does not comply with Section 409A of the Code, the Company may adopt such amendments to this Agreement (without Employee’s consent) or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the

Company determines are necessary or appropriate to (i) exempt the application of Section 409A of the Code, (ii) preserve the intended tax treatment of the benefits provided hereunder, or (iii) comply with the requirements of Section 409A of the Code; provided further, notwithstanding anything contained herein to the contrary, any provision hereof which is inconsistent with the applicable requirements of Section 409A of the Code or any provision not set forth which should be included herein in order to comply with the applicable requirements of Section 409A of the Code shall be deemed revised or included herein, as the case may be, in a manner consistent therewith automatically, without any action of the Company or Employee.  Any reimbursements from the Company to Employee shall be subject to the following rules: (i) The amount eligible for reimbursement in one calendar year shall not affect the amount eligible for reimbursement in any other calendar year; provided, however, that, in the case of an arrangement for the reimbursement of medical expenses referred to in Section 105(b) of the Code, such arrangement may provide for a limit on the amount of expenses that may be reimbursed over some or all of the period in which such reimbursement arrangement remains in effect; (ii) Such reimbursement shall be made on or before the last day of the calendar year subsequent to the calendar year in which the corresponding expense was incurred; and (iii) In no event shall any right to reimbursement be subject to liquidation or exchange for another benefit.

2.                                       Integration.  To the extent of any inconsistencies between the terms and conditions of the Agreement as amended prior to the date hereof and those of this Fourth Amendment, this Fourth Amendment shall govern.  Except to the extent that the provisions of the Agreement prior to the date hereof are so superseded, they shall remain if full force and effect.

3.                                       Counterparts.  This Fourth Amendment may be executed in one or more counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

IN WITNESS WHEREOF, the Company and Employee have executed this
Fourth Amendment as of the date first above written.

GEOPETRO RESOURCES COMPANY

/s/ Stuart J. Doshi	/s/ J. Chris Steinhauser
By: Stuart J. Doshi Title: President and CEO	J. Chris Steinhauser